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            [LETTERHEAD OF IMPERIAL HOLLY CORPORATION APPEARS HERE]

NEWS                                        FOR IMMEDIATE RELEASE
                                            Contact: William F. Schwer
                                                     Imperial Holly Corporation
                                                     281/490-9795

                                                     F. Sprague Exley
                                                     Savannah Foods
                                                     912/651-4961



  SAVANNAH FOODS ACCEPTS REVISED $20.25 PER SHARE BID FROM IMPERIAL HOLLY


        Sugar Land, Texas, September 12, 1997 - Savannah Foods & Industries, Inc. (NYSE: SFI), a sugar refiner and distributor based in Savannah, Georgia, and Imperial Holly Corporation (ASE: IHK), a producer and marketer of refined sugar, announced they have entered into a merger agreement pursuant to which Imperial Holly will acquire Savannah Foods at a price of $20.25 per share of Savannah Foods common stock, comprised of 70% cash and 30% Imperial Holly common stock.

        The merger agreement provides that Imperial Holly will commence a cash tender offer for 50.1% of the Savannah Foods shares at $20.25 per share in cash, to be followed by a merger in which 30% of the Savannah Foods shares will be converted into $20.25 of Imperial Holly stock, subject to a collar of $13.25 to $17.25 per share of Imperial Holly stock, and the remaining shares will be exchanged for $20.25 in cash. Stockholders will be permitted to elect between the cash or stock consideration in the merger, with an ultimate split of 70% cash and 30% stock in the acquisition.

        The transaction is subject to the expiration of the waiting period under the Hart-Scott-Rodino Act, the tender of 50.1% of the Savannah Foods shares pursuant to the tender offer, the receipt of financing, and other customary conditions. Imperial Holly has received a commitment letter from Lehman Brothers Commercial Paper Inc. for the funds necessary to complete the transaction.

        Savannah Foods has terminated its previously announced merger agreement with Flo-Sun Incorporated and has paid the termination fee due under that agreement.

        William W. Sprague, III, President and Chief Executive Officer of Savannah Foods, will be President and CEO of Savannah Foods, which will become a wholly owned subsidiary of Imperial Holly. He also will serve on the Board of Directors of Imperial Holly with R. Eugene Cartledge, the Chairman of Savannah Foods. Savannah Foods headquarters will remain in Savannah.

         8016 HWY. 90A  .  P.O. BOX 9  .  SUGAR LAND, TEXAS 77487-0009
                   TELEPHONE 281/491-9181  FAX 281/490-9879


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        Mr. Cartledge said, "We are thrilled to be able to provide our stockholders with an opportunity to realize a significant cash price for their shares. At the same time, they will be able to benefit from the strengths to be achieved by combining Savannah Foods and Imperial Holly."

        William Sprague, President and Chief Executive Officer of Savannah Foods, said, "The combination of Savannah Foods and Imperial Holly is good for our stockholders, good for our employees, and good for business. Our complementary geographic presence will enable us to provide even better service to our customers. I am pleased to participate in this exciting opportunity."

        James C. Kempner, President and Chief Executive Officer of Imperial Holly, said, "We have always had great respect for Savannah Foods and its people. Both of our companies share the common value of family leadership, and both have prospered by offering customers value and by dealing with our suppliers in a fair and equitable manner. With our industry undergoing rapid change, this shared heritage will be particularly important in the years to come. I look forward to working with Bill Sprague in combining the two companies."

        Savannah Foods operates three cane sugar refineries located in Georgia, Louisiana and Florida, and four sugar beet factories located in Michigan. Imperial Holly Corporation, which is headquartered in Sugar Land, Texas, near Houston, operates a cane refinery and eight sugar beet factories located in Montana, Wyoming, Texas and California.



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